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                                                                    EXHIBIT 10.2

[ONVIA LOGO]
1260 Mercer
Seattle, WA 98109


                                 April 5, 2001


Glenn S. Ballman


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     Re:  Terms of Separation


Dear Glenn:

     This letter agreement is intended to evidence the understandings which we have reached regarding your separation of employment from Onvia.com, Inc. (the "Company"), and our mutual intent to negotiate in good faith to enter into a definitive agreement in accordance with the terms contained herein. The Company is willing to end our relationship with you on the terms and conditions listed below:

     1. Severance Payment. The Company will pay you a lump sum payment of $337,500 US, minus all applicable withholdings and taxes (the "Severance Payment"). The Company will pay you the Severance Payment within seven (7) days of the date of this letter agreement.

     2. Repurchase of Shares. The Company will repurchase up to $55,000 of Common Stock of Onvia owned by you, at a price per share equal to the price per share of the last recorded trade on the Nasdaq Stock Market on the date of repurchase, which will be no later than July 31, 2001. You agree to use 100% of the proceeds after taxes of such sale to pay the entire outstanding balance and all accrued but unpaid interest for personal charges made on Company credit cards.

     3. Payment of Imperial Loan and Company Loan. You agree to pay the outstanding balance and all accrued but unpaid interest due under that certain loan from Imperial Bank to you (the "Imperial Loan") and under that certain promissory note payable by you to the Company (the "Company Loan") in five (5) equal installments on July 31, 2001, October 31, 2001, January 31, 2002, March 31, 2002, and June 30, 2002. During the quarters immediately preceding July 31, 2001 and October 31, 2001 (the first and second scheduled installment payments), you have the right to put to the Company only that number of shares of Common Stock of Onvia owned by you sufficient to have 100% of the net proceeds after taxes of such sale constitute a scheduled installment payment at a price per share equal to the last recorded trade on

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the Nasdaq Stock Market on the date the Company receives written notice of the put or $1.10 per share, whichever is lower.

     4. Right of First Refusal. Until all amounts due under the Imperial Loan and the Company Loan are paid, you agree not to sell or otherwise transfer Common Stock of Onvia without giving the Company a right of first refusal. The Company must exercise such right of first refusal within three (3) trading days of the Company's receipt of written notice of your intent to sell Common Stock of Onvia. Eighty percent (80%) of the net proceeds after taxes of all sale(s) under this Section 4 shall be paid to the Company. Notwithstanding the foregoing, you may make gifts of Common Stock of Onvia without application of this right of first refusal provided that (i) after making such gift you will still retain ownership of at least 6,000,000 shares of Common Stock of Onvia (including stock subject to the pledge referenced in Section 6 below), and (ii) any gifted shares will remain subject to the Company's right of first refusal as set forth above in this Section 4.

     5. Extension of Imperial Loan. The Company will use best efforts to negotiate with Imperial Bank to extend the term of the Imperial Loan and the Company's guarantee thereof to June 30, 2002. If the Company is unable to extend the term of the Imperial Loan and the Company's guarantee thereof, you agree to remain primarily and personally responsible for the outstanding balance and all accrued but unpaid interest under the Imperial Loan.

     6. Pledge of Shares. You agree to pledge 6,000,000 shares of Common Stock of Onvia owned by you as security for your obligations under the Imperial Loan and the Company Loan (the "Pledged Shares"). On a quarterly basis, the Company will retain the number of Pledged Shares (by releasing or acquiring additional shares subject to this pledge) that have a value equal to 135% of the outstanding balance and all accrued but unpaid interest under the Imperial Loan and the Company Loan (based on the fair market value of the Common Stock of Onvia over immediately preceding thirty (30) days). In no event will the number of Pledged Shares exceed 6,000,000.

     7. Cooperation. You agree to cooperate with the Company's counsel on all litigation matters, including without limitation, the Meier litigation. The Company will continue to be responsible for the payment of all of your expenses and legal fees associated with the Meier litigation matter.

     8. Signatures. You will sign any auditor's representation letter, Form 10-K, proxy materials and any other documents relating to the Company's filings with the Securities and Exchange Commission as an officer of the Company for the period up to and including March 28, 2001.

     9. Default. In the event of a default by you under the Imperial Loan and the Company Loan, the Company may seek all remedies under law and equity, including without limitation, foreclosure of the Pledged Shares.

     10. Mutual Release. The Company and you will agree to a mutual release and a confidentiality/nondisparagement provision. In addition, the Company will hold you harmless and indemnify you from any lawsuit or claims, including suits of shareholders, relating to your

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resignation and the terms of this settlement agreement, provided however, the
Company will not indemnify you for intentional misconduct, knowing violation of law, dishonest or fraudulent acts, acts of personal profit, and collusive acts.

     This shall constitute the entire agreement of the parties as it relates to their relationship with one another, and shall supercede any other prior agreement, representation, or understanding of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties.

     Please acknowledge your acceptance of these terms below.


                                       Very truly yours,

                                       /s/ Michael D.  Pickett

                                       Michael D.  Pickett, President
                                       Onvia.com, Inc.



Glenn S. Ballman, individually

/s/ Glenn S. Ballman

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